Exhibit 99.1

UMH PROPERTIES, INC. DECLARES COMMON AND PREFERRED DIVIDENDS

FREEHOLD, NJ, October 1, 2025           On October 1, 2025, the Board of Directors of UMH Properties, Inc. (NYSE: UMH; TASE: UMH) declared its quarterly cash dividend on the Company’s Common Stock of $0.225 per share payable December 15, 2025, to shareholders of record at the close of business on November 17, 2025. The Company’s annual dividend rate on its Common Stock is $0.90 per share.

Also, on October 1, 2025, the Board of Directors declared a quarterly dividend of $0.3984375 per share for the period from September 1, 2025, through November 30, 2025, on the Company’s 6.375% Series D Cumulative Redeemable Preferred Stock payable December 15, 2025, to shareholders of record at the close of business on November 17, 2025. Series D preferred share dividends are cumulative and payable quarterly at an annual rate of $1.59375 per share.

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 144 manufactured home communities containing approximately 26,900 developed homesites, of which 10,800 contain rental homes, and over 1,000 self-storage units. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina, Florida and Georgia. Included in the 144 communities are two communities in Florida, containing 363 sites, and one community in Pennsylvania, containing 113 sites, that UMH has an ownership interest in and operates through its joint venture with Nuveen Real Estate.

Contact:

Nelli Madden

732-577-9997

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